NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

F-SERIES POWERS FORD TO HIGHEST RETAIL SHARE IN TWO YEARS; FLEX, LINCOLN MKS GAIN MORE RETAIL SHARE

•      Ford’s F-Series drove through economic gauntlet to post October sales of 43,324, lifting Ford to highest retail share in two years.
•      New F-150 launch begins from position of strength with the one and only “Truck of Texas” crown in tow.
•      Ford Focus, Fusion and Escape also contribute to strong retail performance.
•      New Ford Flex crossover and Lincoln MKS sedan continue to grow retail share.
•      Ford, Lincoln and Mercury sales totaled 129,121.

DEARBORN, Mich., Nov. 3, 2008 – An economic gauntlet, the likes of which haven’t been seen in more than two decades, could not deter Ford’s best-selling F-Series truck.  Ford dealers celebrated Truck Month by delivering 43,324 F-Series in October.

October also marked the annual Texas Truck Rodeo competition conducted by the Texas Auto Writer’s Association, punctuated with the new F-150 besting all competitors to take the coveted “Truck of Texas” crown.

“We’re launching the new F-150 from a position of strength,” said Jim Farley, Ford group vice president, Marketing and Communications.  “The F-150 has raised the bar again with best-in-class capability and unsurpassed fuel economy.”

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The 2009 model Ford F-150 has class-leading capability, delivering 11,300 pounds towing and 3,030 pounds payload and unsurpassed fuel economy of 21/15 highway/city mpg with the SFE package, which is available on F-150’s highest volume XL and XLT series.

The national marketing launch of the F-150 began Sunday, Nov. 2, and nearly 3,000 new F-150s already were delivered to customers in October.

The company’s strong retail sales performance in a challenging environment enabled Ford to post its highest retail share in more than two years.  In addition to the F-Series, the Ford Focus and Fusion sedans and Ford Escape and Mercury Mariner small utility vehicles contributed to the balanced retail performance.  In addition, the new Ford Flex crossover and Lincoln MKS sedan continued to gain retail share in their segments.

“Our dealers delivered solid overall performance in October,” said Farley.  “Challenging external conditions present the best opportunity to challenge the competition.  In the next nine months, we will introduce nine new products plus two new hybrids, which together account for 45 percent of our volume in 2009.  Every new product will offer customers class-leading fuel economy and product quality that’s on par with the best in the industry.”

Ford, Lincoln and Mercury sales totaled 129,121 in October, down 29 percent compared with a year ago.
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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 229,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit our website at www.ford.com.

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